CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PHANTOM FIBER CORPORATION

The undersigned, being the Chief Executive Officer of PHANTOM FIBER CORPORATION, a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is Phantom Fiber Corporation (the “Corporation”). The date of filing the original certificate of incorporation with the Secretary of State of Delaware was February 25, 2000.

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Article FOURTH, in its entirety, with the following:

“FOURTH: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001 per share. The second class of stock shall be Preferred Stock, par value $0.001 per share. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors. The outstanding shares of Common Stock shall be reverse split on a one-for-twenty basis. The number of authorized, but unissued shares shall not be affected by the reverse stock split.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.001	400,000,000
Preferred	$0.001	10,000,000

Totals:		410,000,000

3. The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the Corporation’s shareholders in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

4. The foregoing amendment shall be effective as of June 29, 2006.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Jeff Halloran, its Chief Executive Officer, this 29th day of June 2006.

PHANTOM FIBER CORPORATION

By: /s/Jeff Halloran
Jeff Halloran, CEO